Main Street Capital Announces Fourth Quarter And Full Year 2011 Financial Results

Fourth Quarter 2011 Distributable NII Per Share Increased 33% to $0.48 Per Share

Full Year 2011 Distributable NII Per Share Increased 42% to $1.77 Per Share

Net Asset Value Per Share Increased 16% During 2011

HOUSTON, March 8, 2012 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the fourth quarter and full year ended December 31, 2011.

Full Year 2011 Highlights

  Total investment income of $66.2 million, representing an 81% increase from 2010
  Distributable net investment income of $41.3 million (or $1.77 per share), representing a 99% increase from 2010 (1) (5)
  Distributable net realized income of $44.0 million (or $1.89 per share), representing a 146% increase from 2010 (1) (5)
  Net Asset Value of $15.19 per share at December 31, 2011, representing a 16% increase compared to $13.06 per share at December 31, 2010
  Paid dividends of $1.56 per share during 2011, representing a 4% increase compared to dividends paid during 2010
  Estimated spillover taxable income (taxable income in excess of dividends paid) at December 31, 2011 of approximately $7.9 million, or $0.30 per share
  Completed two public offerings, at 141% and 123%, respectively, of the then latest reported Net Asset Value per share, for $127.8 million in total net proceeds
  Expanded the credit facility to support future investment and operational activities from $100 million to $235 million in total commitments
  Completed $240.6 million in total portfolio investments, resulting in a diversified portfolio of 81 total portfolio companies as of December 31, 2011
  Awarded the 2011 Small Business Investment Company ("SBIC") of the Year by the U.S. Small Business Administration

Fourth Quarter 2011 Highlights

  Total investment income of $19.7 million, representing a 68% increase from fourth quarter 2010
  Distributable net investment income of $12.5 million (or $0.48 per share), representing a 79% increase from fourth quarter 2010 (1) (5)
  Distributable net realized income of $13.4 million (or $0.51 per share), representing a 92% increase from fourth quarter 2010 (1) (5)
  Paid fourth quarter 2011 dividends of $0.405 per share, or $0.135 per share for each of October, November, and December 2011, representing an 8% increase compared to fourth quarter 2010 dividends
  Completed $80.9 million in total portfolio investments, including investments in 13 new portfolio companies, and received $38.9 million of redemptions and payments of portfolio investments
  Fully exited portfolio company investment in Merrick Systems, Inc., realizing a total internal rate of return of 41% and a times money invested return of 1.7x

Fourth Quarter 2011 Operating Results

For the fourth quarter of 2011, total investment income was $19.7 million, a 68% increase over the $11.7 million of total investment income for the corresponding period of 2010. This comparable period increase was principally attributable to (i) a $6.7 million increase in interest income from higher average levels of both portfolio debt investments and interest-bearing marketable securities investments, (ii) a $0.9 million increase in dividend income from portfolio equity investments and (iii) a $0.4 million increase in fee income due to higher levels of transaction activity. The increase in investment income included a $1.1 million increase in investment income associated with higher levels of accelerated prepayment and repricing activity for certain debt investments.

The $0.6 million of share-based compensation expense recognized during the fourth quarter of 2011 related to non-cash amortization expense for restricted share grants. Operating expenses (total expenses excluding share-based compensation expense) increased to $7.2 million in the fourth quarter of 2011 from $4.7 million in the corresponding period of 2010. This comparable period increase in operating expenses was principally attributable to (i) higher interest expense of $1.0 million as a result of the issuance of an additional $40 million in SBIC debentures subsequent to the fourth quarter of 2010 and increased borrowing activity under Main Street's credit facility (the "Credit Facility") and (ii) higher compensation and other operating expenses of $1.5 million related to the significant increase in investment income and portfolio investments compared to the corresponding period of 2010. The ratio of total operating expenses, excluding interest expense, as a percentage of average total assets for the year ended December 31, 2011 was 2.2%, representing a decrease of approximately 7% from the same ratio of 2.4% for the year ended December 31, 2010.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 79% to $12.5 million, or $0.48 per share, in the fourth quarter of 2011 compared with $7.0 million, or $0.36 per share, in the corresponding period of 2010.(1) (5) The increase in distributable net investment income was primarily due to the higher level of total investment income partially offset by higher interest and other operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the fourth quarter of 2011 reflects (i) approximately $0.04 per share of investment income associated with higher levels of accelerated prepayment and repricing activity for certain debt investments and (ii) a greater number of average shares outstanding compared to the corresponding period in 2010 primarily due to the October 2011 and March 2011 follow-on stock offerings.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, increased 91% to $13.4 million, or $0.51 per share, in the fourth quarter of 2011 compared with distributable net realized income of $7.0 million, or $0.37 per share, in the corresponding period of 2010.(1) (5) This increase was due to (i) the higher level of total distributable net investment income in 2011 and (ii) the higher level of total net realized gain from investments in 2011 compared to the corresponding period of 2010. The $0.9 million net realized gain during the fourth quarter of 2011 was primarily attributable to a realized gain recognized on the full exit of a portfolio company equity investment and realized gains related to marketable securities debt investments.

The net increase in net assets resulting from operations attributable to common stock was $20.6 million, or $0.79 per share, in the fourth quarter of 2011 compared with $9.9 million, or $0.53 per share, in the corresponding period of 2010.(5) The $11.7 million net change in unrealized appreciation during the fourth quarter of 2011 was principally attributable to (i) unrealized appreciation on 38 portfolio investments totaling $15.2 million, partially offset by unrealized depreciation on 15 portfolio investments totaling $2.8 million, (ii) $0.9 million of net unrealized appreciation on investments in marketable securities and idle funds investments, (iii) accounting reversals of net unrealized appreciation related to the net realized gains recognized in the fourth quarter of 2011 in the amount of $0.9 million, and (iv) $0.6 million of net unrealized depreciation attributable to our SBIC debentures. The noncontrolling interest of $1.0 million recognized during the fourth quarter of 2011 reflects the pro rata portion of the net increase in net assets resulting from operations for Main Street's subsidiary, Main Street Capital II, LP ("MSCII"), attributable to the equity interests in MSCII not owned by Main Street. For the fourth quarter of 2011, Main Street also recognized a net income tax provision of $3.0 million principally related to deferred taxes on net unrealized appreciation of equity investments held in its taxable subsidiaries.

Liquidity and Capital Resources

As of December 31, 2011, Main Street had approximately $42.7 million in cash and cash equivalents and $120.5 million in marketable securities and idle funds investments. In the fourth quarter of 2011, Main Street expanded the Credit Facility, from $155 million to $235 million to provide additional liquidity in support of future investment and operational activities. The $80 million increase in total commitments included commitment increases by lenders currently participating in the Credit Facility, as well as the addition of two new lender relationships which further diversified the Main Street lending group to a total of eight participants. The Credit Facility will mature in September 2014, although the Credit Facility contains two, one year extension options which could extend the maturity to September 2016. Borrowings under the Credit Facility bear interest on a per annum basis equal to the applicable LIBOR rate plus 2.5%. As of December 31, 2011, Main Street had $107.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.8%.

In October 2011, Main Street completed a follow-on public stock offering in which it sold 3,450,000 shares of common stock, including the underwriters' full exercise of the over-allotment option, at a price to the public of $17.50 per share (or approximately 123% of the then latest reported Net Asset Value per share), resulting in total net proceeds of approximately $57.5 million, after deducting underwriters' commissions and estimated offering costs.

As of December 31, 2011, Main Street had $220 million of SBIC debenture leverage outstanding which bears a weighted average fixed interest rate of approximately 5.1%, paid semi-annually, and matures ten years from original issuance. The weighted average duration for the existing SBIC leverage is approximately 6.7 years as of December 31, 2011.

Lower Middle Market ("LMM") Portfolio Information (all as of December 31, 2011) (2)

Within its investment portfolio, Main Street had debt and equity investments in 54 LMM companies collectively totaling approximately $429.1 million in fair value with a total cost basis of approximately $362.4 million. Approximately 75% of Main Street's LMM portfolio investments at cost were in the form of secured debt investments, and 93% of these debt investments were secured by first priority liens on the assets of portfolio companies. The weighted average annual effective yield on Main Street's LMM portfolio debt investments was 14.8%.(3)

Based on information provided by Main Street's LMM portfolio companies, which Main Street has not independently verified, the portfolio companies had a weighted average net senior debt (senior interest-bearing debt through Main Street's debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of approximately 2.2 to 1.0 and a total EBITDA to senior interest expense ratio of approximately 3.8 to 1.0.(4) Including all debt that is junior in priority to Main Street's debt position, these ratios were approximately 2.6 to 1.0 and 3.5 to 1.0, respectively.(4)

Main Street had equity ownership in 94% of its LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 34%.

Privately Placed Portfolio Information (all as of December 31, 2011) (6)

Main Street had privately placed portfolio investments in 27 companies collectively totaling approximately $132.9 million in fair value with a total cost basis of approximately $133.4 million. Privately placed portfolio investments include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than Main Street's LMM portfolio companies and are included in the "Non-Control/Non-Affiliate investments" section of Main Street's balance sheet. The weighted average revenues for the 27 privately placed portfolio company investments were approximately $367 million. Main Street's privately placed portfolio investments are primarily in the form of debt investments, and 69% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on Main Street's privately placed portfolio debt investments was approximately 10.6%.(3)

Portfolio Quality

Based upon Main Street's internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, the weighted average investment rating for Main Street's investment portfolio was 2.2 at both December 31, 2011 and September 30, 2011. As of December 31, 2011, Main Street had one investment on non-accrual status that represented less than 0.1% of the investment portfolio at fair value and 1.1% of the investment portfolio at cost. Main Street's portfolio investments at fair value were approximately 113% of the related cost basis as of December 31, 2011.

Fourth Quarter and Full Year Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, March 9, 2012 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2011 financial results.

You may access the conference call by dialing 480-629-9692 or 877-941-0844 and quote passcode 4515791 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 16, 2012 and may be accessed by dialing 303-590-3030 and using the passcode 4515791. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-K for the annual period ended December 31, 2011 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Year End 2011 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosures for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) All LMM portfolio information is calculated exclusive of Main Street's privately placed portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager. LMM portfolio company financial information has not been independently verified by Main Street.

(3) Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(4) Excludes one investment that is in the "rapid growth" phase of its business life cycle with high customer acquisition costs.

(5) Per share amounts exclude the earnings attributable to the remaining noncontrolling equity interest in Main Street Capital II, LP not owned by Main Street.

(6) Information for the privately placed portfolio investments is calculated exclusive of Main Street's LMM portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager. The financial information for the privately placed portfolio company investments has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies. Main Street's lower middle market investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street also maintains a portfolio of privately placed, interest-bearing debt investments in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in our filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com / 713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard / ksdennard@drg-l.com
Ben Burnham / bburnham@drg-l.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 6,474,007	$ 4,901,639	$ 25,051,361	$ 17,526,766
Affiliate investments	4,090,809	2,513,046	12,558,835	8,250,622
Non-Control/Non-Affiliate investments	6,183,252	3,073,708	18,420,306	7,747,739
Total interest, fee and dividend income	16,748,068	10,488,393	56,030,502	33,525,127
Interest from marketable securities, idle funds and other	2,923,734	1,188,501	10,209,508	2,982,780
Total investment income	19,671,802	11,676,894	66,240,010	36,507,907
EXPENSES:
Interest	(3,636,459)	(2,670,019)	(13,518,204)	(9,058,386)
General and administrative	(897,186)	(398,055)	(2,482,689)	(1,437,027)
Expenses reimbursed to affiliated Investment Manager	(2,627,906)	(1,628,622)	(8,914,974)	(5,263,133)
Share-based compensation	(580,623)	(439,451)	(2,047,039)	(1,488,709)
Total expenses	(7,742,174)	(5,136,147)	(26,962,906)	(17,247,255)
NET INVESTMENT INCOME	11,929,628	6,540,747	39,277,104	19,260,652

NET REALIZED GAIN (LOSS) FROM INVESTMENTS:
Control investments	-	-	407,168	(3,587,638)
Affiliate investments	758,424	-	758,424	-
Non-Control/Non-Affiliate investments	-	(156,241)	771,460	235
Marketable securities and idle funds investments	161,171	214,159	701,407	707,740
Total net realized gain (loss) from investments	919,595	57,918	2,638,459	(2,879,663)
NET REALIZED INCOME	12,849,223	6,598,665	41,915,563	16,380,989

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	11,261,093	878,119	37,453,083	12,264,717
Marketable securities and idle funds investments	1,100,322	678,027	(2,463,188)	781,951
SBIC debentures	(614,003)	2,069,581	(6,328,953)	6,861,971
Investment in affiliated Investment Manager	(47,080)	72,433	(182,413)	(269,225)
Total net change in unrealized appreciation	11,700,332	3,698,160	28,478,529	19,639,414

Income tax provision	(2,985,560)	(160,727)	(6,287,662)	(940,634)
Bargain purchase gain	-	-	-	4,890,582
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	21,563,995	10,136,098	64,106,430	39,970,351
Noncontrolling interest	(981,638)	(264,747)	(1,139,238)	(1,226,487)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$ 20,582,357	$ 9,871,351	$ 62,967,192	$ 38,743,864

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.45	$ 0.34	$ 1.69	$ 1.16
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.49	$ 0.34	$ 1.80	$ 0.99
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS ATTRIBUTABLE TO COMMON
STOCK PER SHARE - BASIC AND DILUTED	$ 0.79	$ 0.53	$ 2.76	$ 2.38
DIVIDENDS PAID PER SHARE	$ 0.41	$ 0.38	$ 1.56	$ 1.50
WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	25,893,431	18,734,877	22,850,299	16,292,846

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets

	December 31, 2011	December 31, 2010

ASSETS

Portfolio investments at fair value:
Control investments (cost: $206,786,888 and $161,009,443 as of
December 31, 2011 and 2010, respectively)	$ 238,923,711	$ 174,596,394
Affiliate investments (cost: $110,157,180 and $65,650,789 as of
December 31, 2011 and 2010, respectively)	146,404,681	80,206,804
Non-Control/Non-Affiliate investments (cost: $178,858,890 and
$91,911,304 as of December 31, 2011 and 2010, respectively)	176,681,819	91,956,221
Investment in affiliated Investment Manager (cost: $4,284,042 as of
December 31, 2011 and 2010)	1,869,242	2,051,655

Total portfolio investments (cost: $500,087,000 and $322,855,578 as of
December 31, 2011 and 2010, respectively)	563,879,453	348,811,074
Marketable securities and idle funds investments (cost: $122,136,830 and $67,970,907
as of December 31, 2011 and 2010, respectively)	120,455,599	68,752,858

Total investments (cost: $622,223,830 and $390,826,485 as of
December 31, 2011 and 2010, respectively)	684,335,052	417,563,932

Cash and cash equivalents	42,650,081	22,334,340
Deferred tax asset, net	-	1,958,593
Interest receivable and other assets	6,538,683	4,523,792
Deferred financing costs (net of accumulated amortization of $2,166,815 and
$1,504,584 as of December 31, 2011 and 2010, respectively)	4,168,015	2,543,645

Total assets	$ 737,691,831	$ 448,924,302

LIABILITIES

SBIC debentures (par: $220,000,000 and $180,000,000 as of December 31, 2011 and
2010, respectively; par of $95,000,000 is recorded at a fair value of
$76,886,928 and $70,557,975 as of December 31, 2011 and 2010, respectively)	$ 201,886,928	$ 155,557,975
Credit facility	107,000,000	39,000,000
Interest payable	3,984,014	3,194,870
Dividend payable	2,856,457	-
Deferred tax liability, net	3,776,320	-
Payable to affiliated Investment Manager	4,830,750	15,124
Accounts payable and other liabilities	2,169,245	1,173,295

Total liabilities	326,503,714	198,941,264
Commitments and contingencies

NET ASSETS

Common stock, $0.01 par value per share (150,000,000 shares authorized;
26,714,384 and 18,797,444 issued and outstanding
as of December 31, 2011 and 2010, respectively)	267,144	187,975
Additional paid-in capital	360,163,711	224,485,165
Accumulated net investment income, net of dividends	12,531,357	9,261,405
Accumulated net realized loss from investments, net of dividends	(20,445,129)	(20,541,897)
Net unrealized appreciation, net of income taxes	53,193,626	32,141,997

Total Net Asset Value	405,710,709	245,534,645

Noncontrolling interest	5,477,408	4,448,393

Total net assets including noncontrolling interests	411,188,117	249,983,038

Total liabilities and net assets	$ 737,691,831	$ 448,924,302

NET ASSET VALUE PER SHARE	$ 15.19	$ 13.06

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net investment income	$ 11,929,628	$ 6,540,747	$ 39,277,104	$ 19,260,652
Share-based compensation expense	580,623	439,451	2,047,039	1,488,709
Distributable net investment income (1)	12,510,251	6,980,198	41,324,143	20,749,361
Net realized income (loss) from investments	919,595	57,918	2,638,459	(2,879,663)
Distributable net realized income (1)	$ 13,429,846	$ 7,038,116	$ 43,962,602	$ 17,869,698

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1) (5)	$ 0.48	$ 0.36	$ 1.77	$ 1.25
Distributable net realized income per share -
Basic and diluted (1) (5)	$ 0.51	$ 0.37	$ 1.89	$ 1.08